Exhibit 10.1

SJW GROUP
RESTRICTED STOCK UNIT AWARD AGREEMENT

RECITALS

A.
The Plan allows the Corporation to issue awards to non-employee Board members in order to provide such individuals with a meaningful incentive to continue to serve as Board members and acquire an ownership interest in shares of Common Stock.

B.
Participant is an eligible non-employee Board member, and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the award of restricted stock units under the Plan to such Board member.

C.	All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A.

NOW, THEREFORE, it is hereby agreed as follows:

1.
Grant of Restricted Stock Units. The Corporation hereby awards to Participant, as of the Award Date, an award (the “Award”) of restricted stock units under the Plan. Each restricted stock unit represents the right to receive one share of Common Stock on the vesting date of that unit. The number of shares of Common Stock subject to the awarded restricted stock units, the applicable vesting schedule for the restricted stock units and the underlying shares of Common Stock, the date on which those vested shares shall be issued to Participant and the remaining terms and conditions governing the Award shall be as set forth in this Agreement.

AWARD SUMMARY

Participant	[Name]
Award Date:	[Date]
Number of Shares Subject to Award:	[#] shares of Common Stock (the “Shares”)
Vesting Schedule:
The Shares shall vest in full upon Participant’s continuation in Board service through the day immediately preceding the date of the first annual meeting of the Corporation’s shareholders following the Award Date specified above. However, the Shares may vest in full on an accelerated basis in accordance with the provisions of Paragraphs 3 and 5 of this Agreement. In no event shall any Shares vest after the date of Participant’s termination of Board service.

Issuance Schedule
Each Share in which the Participant vests in accordance with the foregoing Vesting Schedule or pursuant to the vesting acceleration provisions of Paragraph 3 or 5 of this Agreement shall be issued on the date that Share vests or as soon thereafter as administratively practicable, but in no event later than the later of (i) the close of the calendar year in which that Share vests or (ii) the fifteenth day of the third calendar month following such vesting date (the “Issuance Date”).

2.
Limited Transferability. Prior to actual receipt of the Shares which vest and become issuable hereunder, Participant may not transfer any interest in the Award or the underlying Shares. Any Shares which vest hereunder but which otherwise remain unissued at the time of Participant’s death may be transferred pursuant to the provisions of Participant’s will or the laws of inheritance or to Participant’s designated beneficiary or beneficiaries of this Award. Participant may also direct the Corporation to re-issue the stock certificates for any Shares which in fact vest and become issuable under the Award during his lifetime to one or more designated family members or a trust established for Participant and/or his family members. Participant may make such a beneficiary designation or certificate directive at any time by filing the appropriate form with the Plan Administrator or its designee.

3.
Cessation of Service. The restricted stock units subject to this Award shall immediately vest in full upon Participant’s cessation of Board service by reason of death or Permanent Disability. Should Participant cease Board service for any other reason prior to vesting in one or more Shares subject to this Award, then the Award will be immediately cancelled with respect to those unvested Shares, and the number of restricted stock units will be reduced accordingly. Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled units.

4.
Stockholder Rights. Participant shall not have any stockholder rights, including voting, dividend or liquidation rights, with respect to the Shares subject to the Award until Participant becomes the record holder of those Shares following their actual issuance. In addition, Participant shall not be entitled to any dividend equivalent rights with respect to the Shares subject to this Award.

5.
Special Vesting Acceleration. The restricted stock units subject to this Award shall immediately vest in full upon Participant’s continuation in Board service until the effective date of any Change in Control transaction. The vested Shares will be issued immediately upon such effective date or as soon as administratively practicable thereafter, but in no event more than fifteen (15) business days after such effective date. Alternatively, the Participant’s right to the Shares may, pursuant to the terms of the Change in Control transaction, be converted into the right to receive the same consideration per share of Common Stock payable to the other shareholders of the Corporation in consummation of the Change in Control and distributed at the same time as such shareholder payments, but such distribution to Participant shall in all events be completed no later than the later of (i) the close of the calendar year in which such Change in Control is effected or (ii) the fifteenth (15th) of the third (3rd) calendar month following the effective date of that Change in Control.

6.
Adjustment in Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or should the value of the outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable adjustments shall be made by the Plan Administrator to the total number and/or class of securities issuable pursuant to this Award in order to reflect such change, and the determination of the Plan Administrator shall be final, binding and conclusive.

7.
Issuance of Shares of Common Stock.

(a) Except as otherwise provided in Paragraph 5, on the applicable Issuance Date for the Shares which vest in accordance with the terms of this Agreement, the Corporation shall issue to or on behalf of Participant a certificate (which may be in electronic form) for the vested shares of Common Stock to be issued on such date.

(b) Except as otherwise provided in Paragraph 5, the settlement of all restricted stock units which vest under this Award shall be made solely in shares of Common Stock. In no event, however, shall any fractional shares be issued. Accordingly, the total number of shares of Common Stock to be issued at the time the Award vests shall, to the extent necessary, be rounded down to the next whole share in order to avoid the issuance of a fractional share.

8.
Compliance with Laws and Regulations.

(a) The issuance of shares of Common Stock pursuant to the Award shall be subject to compliance by the Corporation and Participant with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Common Stock may be listed for trading at the time of such issuance.

(b) The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance of any Common Stock hereby shall relieve the Corporation of any liability with respect to the non-issuance of the Common Stock as to which such approval shall not have been obtained. The Corporation, however, shall use its best efforts to obtain all such approvals.

9.
Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Participant, Participant’s assigns, the legal representatives, heirs and legatees of Participant’s estate and any beneficiaries of the Award designated by Participant.

10.
Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated below Participant’s signature line on this Agreement. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

11.
Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.

12.	Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.
13.
No Impairment of Rights. This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets. In addition, this Agreement shall not in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Corporation or its shareholders to remove Participant from the Board at any time in accordance with the provisions of applicable law.

14.
Section 409A Compliance. Should there occur any ambiguity as to whether any provision of this Agreement would otherwise contravene one or more applicable requirements or limitations of Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder, that that provision shall be interpreted and applied in a manner that complies with the applicable requirements of Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder.

15.
Share Retention. Participant shall retain beneficial ownership of at least fifty percent (50%) of the Shares issued in connection with the vesting of this Award until such time as Participant is in compliance with the equity ownership guidelines that the Corporation from time to time establishes for its non-employee Board members. In no event may Participant sell or otherwise transfer beneficial ownership of more than fifty percent (50%) of the Shares issued to him or her under this Agreement, unless he or she is at the time of such sale or transfer in full compliance with the equity ownership guidelines in effect at that time for the non-employee Board members.

IN WITNESS WHEREOF, the parties have executed this Agreement on the Award Date first indicated above.

SJW GROUP

By:
[Name]

PARTICIPANT

Signature:
[Name]

Address:

APPENDIX A
DEFINITIONS

A.	Agreement shall mean this Restricted Stock Unit Award Agreement.
B.	Award shall mean the award of restricted stock units made to Participant pursuant to the terms of this Agreement.
C.	Award Date shall mean the date the restricted stock units are awarded to Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.
D.	Board shall mean the Corporation’s Board of Directors.
E.	Change in Control shall mean any change in control or ownership of the Corporation which occurs by reason of one or more of the following events:

(i) the acquisition, directly or indirectly by any person or related group of persons (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under control with, the Corporation or an employee benefit plan maintained by any such entity, of beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of securities of the Corporation that results in such person or related group owning thirty percent (30%) or more of the total combined voting power of the Corporation’s then-outstanding securities;

(ii) a merger, recapitalization, consolidation, or other similar transaction to which the Corporation is a party, unless securities representing at least 50% of the combined voting power of the then-outstanding securities of the surviving entity or a parent thereof are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately before the transaction;

(iii) a sale, transfer or disposition of all or substantially all of the Corporation’s assets, unless securities representing at least 50% of the combined voting power of the then-outstanding securities of the entity acquiring the Corporation’s assets or parent thereof are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately before the transaction;

(iv) a merger, recapitalization, consolidation, or other transaction to which the Corporation is a party or the sale, transfer, or other disposition of all or substantially all of the Corporation’s assets if, in either case, the members of the Board immediately prior to consummation of the transaction do not, upon consummation of the transaction, constitute at least a majority of the board of directors of the surviving entity or the entity acquiring the Corporation’s assets, as the case may be, or a parent thereof (for this purpose, any change in the composition of the board of directors that is anticipated or pursuant to an understanding or agreement in connection with a transaction will be deemed to have occurred at the time of the transaction); or

(v) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been Board members since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members who were described in clause (a) or who were previously so elected or approved and who were still in office at the time the Board approved such election or nomination;

provided however, that no Change in Control shall occur if the result of the transaction is to give more ownership or control of the Corporation to any person or related group of persons who held securities representing more than thirty percent (30%) of the combined voting power of the Corporation's outstanding securities as of March 3, 2003.

F.	Code shall mean the Internal Revenue Code of 1986, as amended.
G.	Common Stock shall mean shares of the Corporation’s common stock.
H.	Corporation shall mean SJW Group, a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of SJW Group.
I.	1934 Act shall mean the Securities Exchange Act of 1934, as amended.
J.	Participant shall mean the non-employee Board member to whom the Award is made pursuant to the provisions of the Plan.
K.
Permanent Disability shall mean the inability of Participant to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

L.	Plan shall mean the Corporation’s Long-Term Incentive Plan.
M.	Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.